Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
November 14, 2013	Kristina Waugh
kristina.r.waugh@centurylink.com

CENTURYLINK COMMENCES DEBT TENDER OFFER AND CONCURRENT DEBT OFFERING

MONROE, La. . . . CenturyLink, Inc. (NYSE: CTL) and its wholly-owned subsidiary Qwest Communications International Inc. (“Qwest Communications”) announced today the commencement of a debt tender offer by Qwest Communications and a concurrent public offering of CenturyLink’s senior debt securities. These transactions, when coupled with the proposed redemption transaction discussed below, are intended to enable CenturyLink to:

•	extend the average maturity and reduce the weighted average coupon interest rate of its outstanding consolidated indebtedness; and

•	retire Qwest Communications’ outstanding debt securities (excluding indebtedness that will continue to be owed by Qwest Communications’ subsidiaries).

Qwest Communications Tender Offer

Qwest Communications has commenced a debt tender offer (the “Offer”) to purchase for cash any and all of its $800 million aggregate principal amount of 7.125% Notes due 2018 (the “Notes”). The Offer is being made pursuant to an offer to purchase dated November 14, 2013 (the “Offer to Purchase”) and related letter of transmittal. The Offer will expire at 12:00 midnight, New York City time, on December 12, 2013 (such date and time, as may be extended or earlier terminated, the “Expiration Time”).

Holders of Notes that are validly tendered prior to the early tender time of 5:00 p.m., New York City time, on November 26, 2013 (such date and time, as may be extended, the “Early Tender Time”) will be entitled to receive total consideration of $1,040 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes an early tender premium of $30 per $1,000 principal amount of Notes, plus any accrued and unpaid interest relating to such purchased Notes up to, but not including, the initial settlement date, which is expected to be November 27, 2013.

Holders of Notes that are validly tendered after the Early Tender Time, but prior to the Expiration Time, and accepted for purchase will be entitled to receive the tender offer consideration of $1,010 per $1,000 principal amount of Notes validly tendered and accepted for payment, plus any accrued and unpaid interest relating to such purchased Notes up to, but not including, the final settlement date, which is expected to be December 13, 2013. Holders of Notes validly tendered after the Early Tender Time and accepted for purchase will not receive an early tender premium.

Subject to certain limited exceptions, Notes tendered may only be withdrawn prior to 5:00 p.m., New York City time, on November 26, 2013, unless extended.

Qwest Communications will not be obligated to accept for purchase any Notes pursuant to the Offer unless certain conditions are satisfied, including CenturyLink’s sale of at least $500 million principal amount of either the debt securities described below or other similar debt securities. The Offer is not contingent upon the tender of any minimum principal amount of Notes. Subject to applicable law, Qwest Communications may amend, extend or terminate the Offer in its sole discretion.

Assuming the debt offering described below is consummated, Qwest Communications presently intends to redeem any Notes not purchased pursuant to the Offer in accordance with the indenture governing the Notes, which currently provides for a redemption price of $1,035.63 per $1,000 principal amount of Notes redeemed, plus any accrued and unpaid interest payable thereon up to, but not including, the redemption date. This press release shall not constitute, or be deemed to constitute, a notice of redemption of the Notes under the indenture governing the Notes.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are the dealer managers for the Offer.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Qwest Communications is making the Offer only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase and related letter of transmittal, which are expected to be made available to holders of Notes beginning later today. Holders are urged to read the tender offer documents carefully when they become available. Copies of these documents may be obtained from the information agent for the Offer, D.F. King & Co., Inc., at (800) 659-5550 (US toll-free) and (212) 269-5550 (collect) or from the dealer managers, Wells Fargo Securities, LLC at (866) 309-6316 (US toll-free) and (704) 410-4760 (collect), BofA Merrill Lynch at (888) 292-0070 (US toll-free) and (980) 388-3646 (collect), Morgan Stanley & Co. LLC at (800) 624-1808 (US toll-free) and (212) 761-1057 (collect) and RBC Capital Markets, LLC at (877) 381-2099 (US toll-free) and (212) 618-7822 (collect).

CenturyLink Debt Offering

Concurrently with the Offer, CenturyLink announced today that it plans, subject to market conditions, to sell fixed-rate senior notes with a ten-year maturity (the “Debt Offering”). The actual amount and maturity of the senior notes, if any, sold by CenturyLink in connection with the Debt Offering will depend on market conditions. CenturyLink has not yet entered into a definitive agreement with respect to the Debt Offering, and no assurance can be given that such offering will be completed. CenturyLink expects to use the net proceeds from the Debt Offering, together with available cash or borrowings under its revolving credit facility, to provide Qwest Communications the total amount of funds required to complete the Offer and redeem any Notes that remain outstanding following the Expiration Date, including the payment of accrued interest on the Notes purchased under these transactions and all related fees and expenses.

The Debt Offering is not conditioned upon the consummation of the Offer.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are the joint book-running managers for the Debt Offering.

CenturyLink is offering the senior notes pursuant to its existing shelf registration statement. Later today, CenturyLink intends to file with the Securities and Exchange Commission a preliminary prospectus supplement and accompanying prospectus describing the terms of the Debt Offering. When available, copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained by calling Wells Fargo Securities, LLC at (800) 326-5897 (US toll-free) and (704) 410-4818 (collect), Morgan Stanley & Co. LLC at (800) 624-1808 (US toll-free) and (212) 761-1057 (collect) and RBC Capital Markets, LLC at (877) 280-1299 (US toll-free) and (212) 618-2205 (collect), and by writing BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or emailing BofA Merrill Lynch at dg.prospectus_requests@baml.com. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, and the Debt Offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink®Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that Qwest Communications’ existing noteholders will not be receptive to the Offer or CenturyLink’s potential debt investors will not be receptive to the Debt Offering on the terms described above or at all; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the terms or availability of CenturyLink’s credit facility; changes in the credit ratings of CenturyLink or its affiliates; changes in CenturyLink’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of CenturyLink or Qwest Communications to consummate the above-described transactions on the terms described above or at all; the continued access of CenturyLink and its affiliates to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink and Qwest Communications’ filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest Communications undertakes any obligation to update any of its forward-looking statements for any reason.